Exhibit 35.5

225 Franklin Street

18th Floor

Boston, MA 02110

T 877.526.3562

ngkf.com

Officer’s Certificate

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, for which KeyBank Bank, National Association, as Master Servicer, and Berkeley Point Capital LLC d/b/a Newmark Knight Frank, as Sub-Servicer, the undersigned, Ronald Steffenino, a Senior Managing Director of Servicing  and Asset Management of Berkeley Point Capital LLC d/b/a Newmark Knight Frank, hereby certifies subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.

A review of the Primary Servicer’s activities during the preceding fiscal year or portion thereof (the “Reporting Period”) and of the Primary Servicer’s performance under this Agreement, has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Primary Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

Dated:   January 31, 2020

Berkeley Point Capital LLC d/b/a

Newmark Knight Frank

/s/ Ronald Steffenino

______________________________

Ronald Steffenino

Senior Managing Director

Servicing and Asset Management

BPC d/b/a NKF Primary Servicer for KeyBank

Schedule I

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark Knight Frank as Primary Servicer:

Series 2014 FL1

Series 2019 CF1

BPC d/b/a NKF Primary Servicer for KeyBank